EXHIBIT 23.4

CONSENT OF STERNE, AGEE & LEACH, INC.

We hereby consent to the use of our opinion letter to the Board of Directors of Heritage Financial Holding Corporation, included as Annex C to the Proxy Statement and Prospectus which forms part of the Pre-Effective Amendment No. 1 to Form S-4 Registration Statement relating to the proposed merger of Heritage Financial Holding Corporation and The Peoples Holding Company, and to the references to such opinion and to our firm therein.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

STERNE, AGEE & LEACH, INC.

/s/ Sterne, Agee & Leach, Inc.

Birmingham, Alabama

November 22, 2004